Exhibit 99.1


Friday, August 20, 1999

Company Press Release

Lady Luck Gaming Corp. Announces
Agreement to Purchase Gemini Inc. and Related Assets

Assets Include Lady Luck Facility in Las Vegas and Lady Luck Licensing
Agreement

LAS VEGAS--Aug. 20, 1999--Lady Luck Gaming Corp. (Nasdaq/NM: LUCK) Friday announced that it has signed an agreement to purchase the Lady Luck Hotel & Casino in Las Vegas and associated real property and assets from Andrew H. Tompkins and his affiliated companies.

The agreement also includes the purchase of the rights to use the Lady Luck trademark currently owned by one of Tompkins' affiliated companies, and will permit the company to recapture trademark licensing fees it currently pays upon closing of the transactions. Tompkins is chairman of the board of directors of Lady Luck Gaming and holds approximately 45 percent of the company's common stock.

The board of Lady Luck Gaming appointed a Special Committee of three independent, outside directors to negotiate the transaction on behalf of the company. The Special Committee, which hired its own independent financial and legal advisors to assist it during the negotiations, unanimously recommended that the company's board approve the agreement.

Total purchase price according to the agreement is $45.5 million. In the opinion of Ladenburg Thalmann & Co. Inc., the Special Committee's independent financial advisor, the agreement is fair, from a financial point of view, to the shareholders of the company other than the seller.

"This is an excellent opportunity to consolidate our related assets under one corporate roof," said Lady Luck Gaming President and Chief Operating Officer Alain Uboldi. "The origins of this corporation are in Lady Luck Las Vegas. The success of the first Lady Luck, and of its corporate successors, has been in our ability to develop a loyal, value-oriented clientele.

"By making Lady Luck Las Vegas an actual part of the company, we can benefit from its established marketing base, further strengthen the Lady Luck brand and benefit from economies of scale."

What is now Lady Luck Las Vegas (formerly Honest John's Newstand, consisting of 12 slot machines) began operating in Las Vegas under Tompkins' ownership in 1965. In its 34-year history, the Lady Luck Las Vegas has grown to cover an area of nearly two blocks in Las Vegas. The Lady Luck is located one block north of the Fremont Street Experience and is the nearest hotel-casino to the new Neonopolis, a retail and entertainment center project, scheduled to open in 2000.

Lady Luck Las Vegas includes more than 30,000 square feet of gaming space; more than 800 slot and video poker machines and 30 table games; 792 hotel guestrooms; four restaurants including the Burgundy Room, voted as Best Gourmet Room in Las Vegas in the 1999 Las Vegas Review Journal "Best of Las Vegas" poll and Best Gourmet Room in Nevada by Nevada Magazine's readers' poll; a cocktail lounge and a showroom; and a multi-level parking garage.

"My decision to sell these assets, which I owned before the company went public, to Lady Luck Gaming Corporation, is a sign of my confidence in the company's future," said Tompkins, who founded the original Lady Luck.

The agreement includes the purchase of 100 percent of the stock of Gemini Inc. and 100 percent of the stock of Marco Polo Services Inc., both of which are beneficially owned by Tompkins, and all of Tompkins' rights, interest and title in certain real property, the Lady Luck Nevada facilities and certain long-term leases. Gemini currently owns certain trademarks, including the "Lady Luck" name and operates Lady Luck Nevada.

Gemini has an agreement with International Marco Polo Services pursuant to which International Marco Polo Services acts as Gemini's agent with respect to licensing of the use of the trademarks. Closing of the transaction is contingent upon regulatory approvals including approval of the State of Nevada Gaming Commission. Closing is also contingent upon satisfactory completion of a 45-day due diligence period, and the ability of the company to obtain financing.

Lady Luck Gaming, on Aug. 3, 1999, announced an agreement to purchase the Miss Marquette riverboat casino in northeast Iowa from Sodak Gaming Inc. The company continues to explore various options to refinance its first mortgage notes and intends to seek financing to fund its purchases of the Miss Marquette and the Lady Luck Hotel & Casino in Las Vegas and associated trademark licensing rights.

To the extent that the content of this news release includes forward-looking statements, they involve risks and uncertainties such as the ability of the company to obtain favorable financing; the ability of the company to receive the necessary regulatory approvals; general business and economic conditions; and other risks that are described from time to time in the company's reports filed with the Securities and Exchange Commission. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and as such speak only as of the date made.

Contact:

         Lady Luck Gaming Corp., Las Vegas
         Larry Tombari/Bob Walsh, 702/477-3000 or 800/634-6580